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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement on Form S-3 and related Prospectus of Province Healthcare Company for the registration of $300,000,000 of debt securities and shares of common stock and to the incorporation by reference therein of our report dated February 21, 2002, except for Note 15, as to which the date is March 18, 2002, with respect to the consolidated financial statements and schedule of Province Healthcare Company included in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



                                        /s/ Ernst & Young LLP

Nashville, Tennessee
June 10, 2002